UNITED STATES

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SCHEDULE 14A

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Wheeling - Pittsburgh Corporation

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Esmark Incorporated

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FOR RELEASE 12:01 a.m. EDT, July 17, 2006

Esmark Incorporated Announces Plans to Seek the Election of Directors at the Next

Annual Shareholders Meeting of Wheeling-Pittsburgh Corporation

If Successful in its Proxy Fight, Esmark Intends to Request that the Board Consider a Merger Proposal Discussed Below that Esmark Believes Would:

•	Transform Wheeling-Pitt from a High-Cost, Integrated Steel Producer into a Focused, Financially Sound Steel Company with a Combined Mini-Mill/Converter/Service Center Strategy and Diversified Downstream Operation

•	Take Wheeling-Pitt from an Under-Capitalized Entity with a History of Earnings Disappointments to a Well-Capitalized Steel Company with a Strong Balance Sheet, Consistent Performance, and Industry Leadership

•	Have Full Support of the Leadership of the United Steel Workers of America

CHICAGO – July 17, 2006 – The Bouchard Group LLC and Esmark Incorporated (“Esmark”), a steel services company led by Chief Executive Officer James P. Bouchard, and supported by global investor Franklin Mutual Advisers LLC, today announced that they plan to seek the election of a new slate of directors at the upcoming Wheeling-Pittsburgh Corporation (NASDAQ: WPSC) (“Wheeling-Pitt”) Annual Meeting. If successful, Esmark would present a proposal to the Board of Directors to merge Esmark with Wheeling-Pitt. Esmark’s merger proposal, if accepted by Wheeling-Pitt’s Board of Directors, would be subject to approval by the shareholders of Wheeling-Pitt.

Esmark is taking this action because of its belief that the current Wheeling-Pitt Board of Directors has not fulfilled its responsibility to the Company’s shareholders to enhance value for all of Wheeling-Pitt’s shareholders. In particular, Esmark believes that the current Board has failed to adequately address persistent operational problems and strategic issues at the Company, including the long-term underperformance of Wheeling-Pitt’s share price, inconsistent financial performance and poor corporate governance.

In the absence of a transaction, Wheeling-Pitt’s valuation would be partially dependent on the Company meeting its earnings expectations. Since emerging from bankruptcy,

Wheeling-Pitt has exhibited inconsistent performance and, more recently, has failed to achieve earnings expectations while its peers have been significantly more consistent in delivering earnings.

Esmark believes that the proposed merger would transform Wheeling-Pitt from a high-cost steel producer to a company that combines the best of steel mini-mill production and distribution. This same business model successfully exists today in major steel companies in Europe.

In Esmark’s proposed merger plan, Wheeling-Pitt would issue 26.5 million new common shares to Esmark shareholders for a total valuation of Esmark equal to $473 million (based on Wheeling-Pitt’s closing share price of $17.86 on July 14, 2006.) This valuation reflects a current Esmark valuation of $273 million and a $200 million cash infusion prior to the consummation of the proposed merger from Esmark’s largest shareholders, funds managed by Franklin Mutual Advisers LLC. Esmark’s proposal further contemplates that following the consummation of the merger, Wheeling-Pitt would offer to repurchase up to 50 percent, or up to 7.3 million shares, from current shareholders of Wheeling-Pitt at $20 per share, reflecting a 12% premium over its closing share price of $17.86 on July 14, 2006.

The combined company would be led by the Esmark management team, which includes James Bouchard, Chairman and Chief Executive Officer, and Craig T. Bouchard, Vice-Chairman, President and Chief Financial Officer. Esmark’s proposal also contemplates that two executive managers of the Company would be replaced on the Board. The proposed merger would be subject to, among other things, regulatory approvals and the approval by the shareholders of Wheeling-Pitt.

Commenting on the merger proposal, James Bouchard said, “Merging Esmark and Wheeling-Pittsburgh Corporation would create an American-owned-and-operated steel company that offers the shareholders and employees of Wheeling-Pitt a stake in what would be a well-managed and financially sound company versus an unprofitable and highly leveraged integrated steel producer. We have been advised by the leadership of Wheeling-Pitt’s union, the United Steelworkers of America, that they fully support our merger proposal, and we are excited about the opportunities that a combination of the two companies would create.

“Esmark has assembled an experienced and entrepreneurial management team, is focused on cost and operating efficiency as well as profitability, and plans to have approximately $200 million of liquidity on its balance sheet immediately prior to closing. We strongly believe that Wheeling-Pitt’s shareholders should have the ability to evaluate the merits of a proposed merger and are prepared to move forward immediately,” James Bouchard added.

Esmark, one of the fastest-growing steel companies in the world, distributes and provides just-in-time delivery of value-added steel products to approximately 2,000 core customers in the Midwest. A leader in the consolidation of the U.S. steel service center and converter industries, Esmark has successfully acquired nine steel companies since it was formed in 2003. Its acquisitions have focused on older, established companies that have subsequently been physically renovated and energized under Esmark’s innovative operational strategy. Esmark’s customers purchase a wide variety of cold rolled, coated, and hot rolled steel products.

Esmark is on target to achieve pre-tax income of $32 million in 2006 and forecasts $39 million pre-tax income in 2007 (without taking additional acquisitions into consideration). Esmark has no long-term debt.

“Since our founding, Esmark’s unwavering focus has been to set a new standard of leadership, communication and commercial credibility with our customers,” said James Bouchard. “Our performance and rapid growth have validated our efforts to more closely align steel mills, service centers, and a diverse U.S. customer base. Our experience and track record leave us with little doubt that a combined Esmark and Wheeling-Pitt would become a low-cost supply chain provider of quality steel.

“Esmark has already invested over $80 million in steel facilities in the State of Ohio, and investments in those and additional facilities are projected to reach $100 million by year’s end. Through our proposed merger of Wheeling-Pitt and Esmark, we hope to revitalize the Ohio Valley, a geographic region populated by dedicated and loyal steel families who are the bedrock of their communities. These families built Wheeling-Pitt, and we look forward to developing a new partnership with them as well as the company’s retirees that will be beneficial to them and Wheeling-Pitt’s shareholders.

“In making our proposal public, our intent is to demonstrate to Wheeling-Pitt’s shareholders that we offer a concrete plan that we believe would unlock the intrinsic value of their company and maximize the future return on their investment. Esmark intends to lower costs at Wheeling-Pitt dramatically by shutting down its remaining blast furnace, and importing larger quantities of slabs. Investing in the hot strip mill and running it at higher levels of capacity utilization is a necessity. Wheeling-Pitt must produce steel at costs more comparable with the mini-mills, and it must diversify and expand the customer base dramatically. We intend to pursue all of the above in our first year of ownership. Working together, the benefits from a combination of our businesses are compelling,” James Bouchard said.

Esmark has arranged financing related to the proposed merger, including a $350 million facility for the combined company to be led by JPMorgan Chase Bank, N.A., in addition to the $200 million equity investment into Esmark prior to the consummation of the merger by Franklin Mutual Advisers LLC. Esmark has engaged the Deloitte Touche Global Due Diligence Team and several leading steel industry experts, including Metal Strategies Inc., to assist it in effecting its merger proposal.

Craig Bouchard, President and Chief Financial Officer of Esmark, said, “We believe that Wheeling-Pitt simply cannot reach its potential – and may not even be viable – as a stand-alone entity. In our view, its cost structure per ton produced is among the highest of comparable companies in the global steel industry; its customer base is small, and its physical facilities are in need of significant capital investment. In a commodity business, you cannot survive as a high-cost producer.

“In addition, we believe Wheeling-Pitt needs assistance in addressing a number of significant publicly disclosed legal and commercial problems. The Wheeling-Pitt board must act quickly to tighten its management practices, reduce its debt burden and increase its cash flow. We do not believe that Wheeling-Pitt’s previously announced plans to partner with a foreign steel-maker will put Wheeling-Pitt in a position to solve all of these problems.

“Finally, Wheeling-Pitt has a balance sheet that is composed mostly of debt, and the company has had difficulty meeting quarterly profit expectations for years. We would intend to address both these problems quickly if our merger proposal is accepted,” Craig Bouchard concluded.

JPMorgan is serving as financial advisor, and McGuireWoods LLP is serving as legal counsel to Esmark.

For these reasons and the other reasons that will be described in the proxy statement that Esmark intends to file with the Securities and Exchange Commission (“SEC”), Esmark will request that the current shareholders of Wheeling-Pitt elect its slate of director nominees at the 2006 annual meeting of shareholders of Wheeling-Pitt.

Esmark Incorporated, together with the other participants as indicated below, intend to file with the SEC a proxy statement and accompanying proxy card to be used to solicit votes for the election of its slate of director nominees at the 2006 annual meeting of shareholders of Wheeling-Pitt, which has not yet been scheduled. Esmark urges Wheeling-Pitt shareholders to read the proxy statement in its entirety when it becomes available because it will contain important information, including information on the participants and their interests in Wheeling-Pitt. When filed, the proxy statement will be available at no charge at the SEC’s website at http://www.sec.gov. The participants will provide copies of the proxy statement without charge upon request made to the participants’ proxy solicitor, Innisfree M&A Incorporated, at its toll-free number (888) 750-5834. The participants in this proxy solicitation are anticipated to be Esmark Incorporated, the Bouchard Group LLC, James P. Bouchard, Craig T. Bouchard, Franklin Mutual Advisers, LLC and other director nominees included in the proxy statement to be filed with the SEC.

About Esmark

Headquartered in Chicago and founded by the Bouchard Group, Esmark is a steel services family of companies. The mission of Esmark is to establish the benchmark standards for strategic consolidation, operating efficiency and management excellence in the steel sector of the global steel marketplace. More information about Esmark can be found at www.esmark.com.

This press release contains forward-looking statements. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the ability to successfully solicit sufficient proxies to elect Esmark’s nominees for director and the ability to achieve anticipated cost savings as a result of the proposed merger, competition in the steel industry, dependence on suppliers of raw materials, and cyclical demand for steel products.

Media Contact:

Bill Keegan, Edelman, 312.240.2624, bill.keegan@edelman.com

For Investors:

Craig T. Bouchard, Esmark, 708.756.0400, ctbouchard@esmark.com

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